Exhibit 21.1
LIST OF SUBSIDIARIES
OF
FURNITURE BRANDS INTERNATIONAL, INC.

Jurisdiction of
Name of Subsidiary	Incorporation
Action Transport, Inc.	Delaware
Broyhill Furniture Industries, Inc.	North Carolina
Broyhill Home Furnishings, Inc.	Delaware
Broyhill Retail, Inc.	Delaware
Broyhill Transport, Inc.	North Carolina
Decorative Hardware Solutions (L) Bhd.	Malaysia
Fayette Enterprises, Inc.	Mississippi
Furniture Brands Asia Ltd.	Hong Kong
Furniture Brands Asia Ltd.	Vietnam
Furniture Brands Canada ULC	Canada
Furniture Brands Holdings, Inc.	Delaware
Furniture Brands de Mexico S. de R.L. de C.V.	Mexico
Furniture Brands Operations, Inc.	Delaware
Furniture Brands Resource Company, Inc.	Delaware
Furniture Brands (Hangzhou) Co. Ltd.	China
HDM Furniture Industries, Inc.	Delaware
HDM Transport, Inc.	North Carolina
HDM Retail, Inc.	Delaware
Lane Furniture Industries, Inc.	Mississippi
Lane Home Furnishings Retail, Inc.	Delaware
Laneventure, Inc.	Delaware
Maitland-Smith Asia Holdings Limited	Vanuatu
Maitland-Smith Cebu, Inc.	Philippines
Maitland-Smith Furniture Industries, Inc.	Delaware
Maitland-Smith Limited	Hong Kong
P.T. Maitland-Smith Indonesia	Indonesia
Maitland-Smith Export (L) Bhd.	Malaysia
The Lane Company, Incorporated	Virginia
Thomasville Furniture Industries, Inc.	Delaware
Thomasville Home Furnishings, Inc.	Delaware
Thomasville Retail, Inc.	Virginia
Lane Furniture Industries, Inc. also does business as Laneventure, Royal Development and Furniture Brands Builder Services.
HDM Furniture Industries, Inc. also does business as Drexel Heritage Furniture Industries, Henredon Furniture Industries, Hickory Chair Company and The Pearson Company.